Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated August 30, 2010, accompanying the consolidated financial statements of Astrotech Corporation included in this Form 10-K for the year ended June 30, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Astrotech Corporation on Forms S-8 (File No. 333-36779, effective November 3, 1997, File No. 333-43159, effective December 24, 1997, and File No. 333-43181, effective December 24, 1997) and Form S-4 (File No. No. 333-126772, effective September 6, 2005).
PMB HELIN DONOVAN, LLP
/s/ PMB Helin Donovan, LLP

Austin, Texas
September 20, 2011